Exhibit 99.1

For Release: 10:30A.M. EDT	Contacts:	Julie S. Ryland
Wednesday, April 28, 2010		205.326.8421

Energen Reports 22% Increase in First Quarter 2010 Earnings

2010 Earnings Guidance Range Raised to $4.30-$4.70/Diluted Share

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that consolidated net income in the first three months of 2010 totaled $116.7 million, or $1.62 per diluted share, and compared with $95.6 million, or $1.33 per diluted share, in the first quarter of 2009. This 22 percent increase in earnings largely was driven by a 23 percent rise in average realized sales prices for the company’s natural gas, oil, and natural gas liquids (NGL) production. Energen Resources Corporation, Energen’s oil and gas exploration and production subsidiary, has hedged approximately 72 percent of its total estimated production in 2010 at an average NYMEX-equivalent price of $9.64 per thousand cubic feet (Mcf) equivalent.

Energen also announced today that it is raising its earnings guidance range for 2010 by 10 cents to $4.30-$4.70 per diluted share (the prior range was $4.20-$4.60 per diluted share). “We are increasing guidance largely due to solid first quarter results,” said Energen Chairman and Chief Executive Officer James McManus. “We are above our budgeted expectations despite falling short of expected production primarily due to timing issues. In addition, we have adjusted our assumed prices for our unhedged production for the remainder of the year to more closely reflect the current market outlook.”

New assumed prices applicable to unhedged natural gas, oil, and natural gas liquids (NGL) volumes are $4.50 per Mcf, $85 per barrel, and 92 cents per gallon, respectively. Prior guidance assumed prices of $5.50 per Mcf for gas, $75 per barrel for oil, and 81 cents per gallon for natural gas liquids.

CHATTANOOGA SHALE WELL UNDER WAY

Energen Resources’ new Chattanooga shale test well, the Westervelt 19-2 #1 located in Tuscaloosa County, Alabama, has been drilled to a vertical depth of approximately 8,700 feet and logged. The company plans to drill a 3,000-foot horizontal leg, test the well, and make an assessment of the Chattanooga shale’s economic viability this summer.

Energen also has re-entered the Marchant well in Bibb County as a means of cost effectively evaluating the Conasauga shale potential in Alabama. The Marchant well was drilled to a total depth of 12,400 feet in 2008 in conjunction with Chesapeake Energy Company; as reported in December 2008, the well had good shows on the mud logs and 6-8 potential pay zones but did not produce meaningful amounts of gas when operator Chesapeake fracced the lowest interval at 11,500-11,700 feet. Results of additional testing in the Marchant well will help the company determine the feasibility of drilling a new well in the Conasauga play, as originally planned.

2009 UNPROVED RESERVES TOTAL 1.9 TCFE

Energen Resources’ year-end 2009 inventory of probable and possible reserves increased slightly (2 percent) from 2008 to 1.9 Bcf equivalent (Bcfe). The unrisked costs per Mcf equivalent (Mcfe) of Energen’s unproved reserves were basically unchanged: $1.25 per Mcfe for probable reserves and $1.17 per Mcfe for possible reserves. The risked cost to find and develop the company’s probable and possible reserves is estimated to be $1.70-$2.10 per Mcfe as compared with $1.80-$2.10 a year ago.

The following table breaks out Energen’s probable and possible reserves at the end of 2009 by basin:

Basin/Area	Probable		Possible
	Reserves (Bcfe)	Cost/Mcfe	Reserves (Bcfe)	Cost/Mcfe
San Juan	423	$0.72	712	$1.13
Permian	367	$1.85	359	$1.23
Black Warrior	3	$0.63	3	$2.13
NLa/ETx/Other	9	$1.74	5	$1.78
Total	802	$1.25	1,079	$1.17

Activities to prove-up Energen’s probable inventory in its two major areas of operation encompass infill drilling, primarily in the San Juan Basin (300 Bcfe); step-out drilling, primarily in the Permian Basin (294 Bcfe); performance improvements (107 Bcfe); and horizontal drilling (83 Bcfe). Energen’s San Juan Basin possible reserves are heavily associated with the horizontal drilling of primarily non-coal reservoirs (486 Bcfe) and step-out drilling (209 Bcfe). Energen’s possible reserves in the Permian Basin relate largely to CO2 expansion.

As with the Company’s year-end proved reserves, Energen Resources’ technical staff estimates the physical quantities of its unproved reserves at year-end; these, in turn, are reviewed by independent reservoir engineers. The same commodity prices used to calculate year-end 2009 proved reserves were applied in establishing the Company’s probable and possible reserves estimates.

The definitions of probable and possible reserves imply different probabilities of potential recovery in each classification; the quantities reported here are unrisked and based on the Company’s best estimate of current costs to drill wells in each basin/area and bring associated production to market. Future development costs are dependent on the timing of development.

CASH FLOWS OUTLOOK

Energen Resources is expected to generate after-tax cash flows in 2010 of $548-$577 million. After funding identified capital spending of $315 million and contributing some $4 million towards Energen’s cash dividend, Energen Resources is expected to have $229-$258 million available for discretionary investment. Together with $40 million of cash available at year-end 2009, Energen Resources’ total discretionary cash in 2010 is estimated to be $269-$298 million and can be used to acquire oil and gas properties, fund other opportunities and/or repay debt; Energen Resources has $150 million of debt due in December 2010. In general, Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), utilizes all of its after-tax cash flows to fund its capital expenditures and the majority of Energen’s dividend.

CREDIT FACILITIES STRENGTHENED

Energen’s $200 million, bilateral line of credit with Regions has been renewed for another 364 days through April 22, 2011. This credit facility is allocated $165 million to Energen and $35 million to Alagasco. Energen also has negotiated a $35 million line of credit with Northern Trust, of which $10 million is allocated to Alagasco; and Citibank has renewed its $35 million line of credit, with $15 million allocated to the utility. In total, Energen and Alagasco have access to $475 million of committed credit facilities.

FIRST QUARTER 2010 FINANCIAL RESULTS

Energen’s consolidated net income for the first three months of 2010 totaled $116.7 million, or $1.62 per diluted share, and compared with $95.6 million, or $1.33 per diluted share, in the first quarter of 2009. Energen Resources’ net income for the first quarter of 2010 totaled $71.7 million, reflecting an increase of 52 percent from $47.1 million of net income in the same period a year ago. Alagasco, Energen’s natural gas utility, had net income of $44.2 million as compared with $47.5 million in the prior-year first quarter.

Energen Resources Corporation

Energen Resources’ increase in first quarter 2010 net income reflects the impact of higher realized sales prices and increased oil and liquids production, partially offset by increased depreciation, depletion and amortization (DD&A) expense and increased administrative expense.

Average Realized Sales Prices, First Quarter Comparison

Commodity	1Q10	1Q09	Change
Natural Gas (per Mcf)	$7.20	$6.55	10%
Oil (per barrel)	$79.23	$52.97	50%
NGL (per gallon)	$0.88	$0.83	6%
Production, First Quarter Comparison
Commodity	1Q10	1Q09	Change
Natural Gas (Bcf)	17.4	17.7	(2)%
Oil (MBbl)	1,186	1,090	9%
NGL (MMgal)	18.8	17.5	7%
Total (Bcfe)	27.2	26.7	2%
Production by Area (Bcfe), First Quarter Comparison
Area	1Q10	1Q09	Change
San Juan Basin	13.6	13.4	1%
Permian Basin	8.6	7.8	10%
Black Warrior Basin	3.2	3.6	(11)%
N. LA/E. TX/Other	1.8	1.9	(5)%

The first quarter 2010 production increase in the Permian Basin reflects the June 2009 acquisition of Range Resources Corporation’s interests in the Fuhrman-Mascho field and new waterflood development in the North Westbrook unit. Increased production in the San Juan Basin largely reflects the impact of new well development and better-than-expected performance from some wells in the over-pressured Fruitland Coal, partially offset by delays from adverse weather conditions. First quarter 2010 production growth was constrained due to these weather-related delays and by completion delays in the Permian Basin; Energen Resources does not expect these timing issues to negatively impact 2010 production estimates of approximately 114 Bcfe.

Total per-unit LOE in the first quarter of 2010 declined slightly to $1.98 per Mcfe from $2.01 per Mcfe in the same period a year ago. Base LOE and marketing and transportation expenses fell approximately 6 percent in response to decreased repairs and maintenance, decreased workover expenses, lower ad valorem taxes, and lower expenses for non-operated properties. Commodity price-driven production taxes, however, rose approximately 28 percent on a per-unit basis.

DD&A expense per unit in the first quarter increased 14 percent over the same period in 2009 to $1.76 per Mcfe largely due to higher development costs and price-related reserve revisions at year-end 2009.

Per-unit net G&A expense in the first quarter of 2010 increased to 56 cents per Mcfe largely due to labor and benefit-related expenses and certain legal expenses.

Alabama Gas Corporation

Energen’s natural gas utility generated net income of $44.2 million in the first quarter of 2010 as compared with $47.5 million in the first quarter of 2009. This decrease largely reflects the timing of rate recovery and revenue reductions under Alagasco’s rate-setting mechanism.

TRAILING 12 MONTHS’ FINANCIAL RESULTS

For the 12 months ended March 31, 2010, Energen’s net income totaled $277.5 million, or $3.86 per diluted share, and compared with net income of $300.8 million, or $4.17 per diluted share, for the same period last year.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12 months totaled $236.7 million, down from $257.3 million in the same period last year; included in current 12-months’ results is a one-time gain of $3.1 million, or 4 cents per diluted share, generated by the sale of a small, non-operated Permian Basin property. Energen Resources’ earnings decline primarily was due to lower realized natural gas prices. Energen Resources was able to limit the earnings impact of natural gas price declines with its substantial hedge position. Production in the 12-months period ending March 31, 2010, climbed 7 percent to total 111.7 Bcfe and, together with a decline in total LOE, more than offset higher depreciation and administrative expenses.

Average Realized Sales Prices, Trailing 12 Months Comparison

Commodity	12-M Ended 3/31/2010	12-M Ended 3/31/2009	Change
Natural Gas (per Mcf)	$6.52	$7.57	(14)%
Oil (per barrel)	$67.07	$67.27	—%
NGL (per gallon)	$0.91	$0.91	—%
Production, Trailing 12 Months Comparison
Commodity	12-M Ended 3/31/2010	12-M Ended 3/31/2009	Change
Natural Gas (Bcf)	72.1	68.8	5%
Oil (MBbl)	4,786	4,260	12%
NGL (MMgal)	76.5	71.5	7%
Total (Bcfe)	111.7	104.6	7%
Production by Area (Bcfe), Trailing 12 Months Comparison
Area	12-M Ended 3/31/2010	12-M Ended 3/31/2009	Change
San Juan Basin	55.1	51.7	7%
Permian Basin	34.6	29.9	16%
Black Warrior Basin	14.0	14.1	(1)%
N. LA/E. TX/Other	8.0	8.9	(10)%

The period-over-period production increase in the Permian Basin largely reflects the Fuhrman-Mascho acquisition, current-year field development, pay adds and workovers, and the cumulative effect of accelerated drilling in 2007 and 2008. Increased production in the San Juan Basin largely reflects better-than-expected performance in the current year from wells in the over-pressured Fruitland Coal and the cumulative effect of accelerated drilling in 2007 and 2008.

Total per-unit LOE in the 12 months ended March 31, 2010, declined approximately 12 percent from the same period a year ago to $1.95 per Mcfe. Base LOE and marketing and transportation expenses fell approximately 5 percent in response to lower field service costs and ad valorem taxes. The biggest decline in per-unit LOE came from commodity price-driven production taxes, which fell some 33 percent on a per-unit basis.

DD&A expense per unit in the 12 months ended March 31, 2010, increased 18 percent over the same period last year to $1.68 per Mcfe largely due to higher development costs and a price-driven, downward revision of year-end reserves in 2009.

Per-unit net G&A expense in the 12 months ended March 31, 2010, increased 28 percent over the same period a year ago to 50 cents per Mcfe largely due to labor and benefit-related expenses and certain legal expenses.

Alabama Gas Corporation

Alagasco’s net income for the 12 months ended March 31, 2010, totaled $42.2 million as compared with $44.0 million in the same period a year ago. This decrease largely reflects the timing of rate recovery under Alagasco’s rate-setting mechanism.

2010 EARNINGS GUIDANCE RANGE RAISED

Energen announced today that it is increasing its earnings guidance range for 2010 by 10 cents to $4.30-$4.70 per diluted share (the prior range was $4.20-$4.60 per diluted share). Energen’s new earnings guidance assumes that commodity prices applicable to its unhedged production for the remainder of the year will average $4.50 per Mcf for natural gas, $85 per barrel for oil and 92 cents per gallon for NGL.

For the last nine months of 2010, Energen has hedges in place for 76 percent of its estimated natural gas production of 53 Bcf at an average NYMEX-equivalent price of $7.96 per Mcf, 70 percent of its estimated oil production of 4.3 million barrels (MMBbl) at an average NYMEX-equivalent price of $85.08 per barrel, and 51 percent of its estimated NGL production of 56 million gallons at an average price of 88 cents per gallon.

Key assumptions included in the guidance include:

•	Full-year impact of certain year-to-date results;

•	Current hedge position;

•	Annual production of approximately 114 Bcfe;

•	Capital spending of $395 million, including $315 million by Energen Resources (ERC) and $80 million by Alagasco;

•	Average DD&A expense at ERC of $1.77 per Mcfe;

•	LOE, including production taxes, at ERC of $2.15 per Mcfe (base LOE and marketing and transportation costs of $1.72 per Mcfe);

•	General and administrative expense at ERC of 51 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on estimated average equity of $327 million;

•	Average diluted shares outstanding of 72.1 million.

Energen’s 2010 earnings guidance does not include potential benefits from unidentified property acquisitions, Alabama shales exploration or stock repurchases. The guidance also makes no assumption related to the potential impairment of capitalized unproved leasehold related to Alabama’s shale acreage; in total, this amounts to $24.4 million, or 34 cents per diluted share.

2010 Hedge Summary

Energen Resources’ hedge position for the remainder of 2010 is as follows:

Commodity	Hedge Volumes	Est. Production	Hedge %	NYMEXe Price*
Natural Gas	39.9 Bcf	52.8 Bcf	76%	$7.96/Mcf
Oil	3.0 MMBbl	4.3 MMBbl	70%	$85.08/barrel
NGL	28.3 MMgal	56.0 MMgal	51%	$0.88/gallon

*	April actuals included when known.

Energen Resources’ natural gas and oil hedge positions by hedge type for 2010 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price*
San Juan Basin	29.0	$0.50 per Mcf	$7.67 per Mcf
NYMEX	10.9	—	$8.74 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,765	$3.00 per barrel	$89.95 per barrel
NYMEX	1,223	—	$78.05 per barrel

*	April actuals included when known.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Sensitivity of Earnings, Cash Flows to Changes in Commodity Prices

Given Energen Resources’ current hedge position for the remainder of 2010, changes in commodity prices are estimated to have the following impact on Energen’s 2010 earnings and cash flows:

•	Every 10-cent change in the average NYMEX price of gas from $4.50 represents an estimated net income impact of approximately $525,000 (0.7 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $85 per barrel represents an estimated net income impact of approximately $670,000 (0.9 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.92 per gallon represents an estimated net income impact of approximately $145,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2011 AND 2012 HEDGE POSITIONS

Energen Resources has substantial hedges in place for 2011 and has been adding to its 2012 hedge position in recent weeks.

Underscoring the impact of the company’s oil production, Energen Resources’ average 2011 hedge price is a NYMEX-equivalent $8.79 per Mcfe. Energen Resources’ 2011 hedge position is as follows:

Commodity	Hedge Volumes	NYMEXe Price
Natural Gas	37.1 Bcf	$6.92/Mcf
Oil	3.5 MMBbl	$76.84/barrel
NGL	38.9 MMgal	$0.89/gallon

Energen Resources’ natural gas and oil hedge positions by hedge type for 2011 are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	25.7	$0.60 per Mcf	$6.96 per Mcf
NYMEX	11.4	—	$6.82 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,076	$3.75 per barrel	$73.99 per barrel
NYMEX	1,398	—	$81.07 per barrel

Energen Resources recently added 18.1 million gallons of NGL swaps to its 2012 hedge position. These contracts were priced at an average price of 91 cents per gallon. Energen Resources previously had hedged 3.1 million barrels of its 2012 oil production at an average NYMEX-equivalent price of $81.56 per barrel.

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 3.5 trillion cubic feet equivalent of proved, probable, and possible reserves in the San Juan, Permian, and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.